Exhibit 99.2

SAMSON OIL & GAS RELISTING Denver May 1st, 2019, Perth May 2nd 2019

As previously advised, Samson Oil and Gas Limited (SSN, ASX, SSNYY OTCQ), through its U.S. operating subsidiary, closed a US$33.5 million refinancing transaction effective April 9, 2019.

The proceeds of the financing were used to repay existing indebtedness, satisfy outstanding creditors and provide working capital to pursue an infill development drilling program.

As a result of the refinancing, Samson’s financial position has improved. Samson therefore plans to seek the ASX’s approval to permit the resumption of trading of the Company’s ordinary shares on that exchange.

Samson will file its report on Form 10-Q for the quarter ended March 31, 2019, with the SEC on or before May 15th, 2019. This report includes both a Balance Sheet and Profit and Loss Statement. The Company intends to provide that report, along with documents relating to the financing and pro forma financial information reflecting the effect of the transaction on its financial condition, to the ASX for their consideration.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risks that the anticipated sales transaction will not close or that the purchase price will be materially reduced on account of potential liabilities uncovered during due diligence as well as uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.